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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                (AMENDMENT NO. 3)


                              PLAINS RESOURCES INC.

                                (Name of Issuer)


COMMON STOCK, PAR VALUE $.10 PER SHARE                            726540503
    (Title of class of securities)                              (CUSIP number)


JOSEPH A. ORLANDO                       WILLIAM ACKMAN
LEUCADIA NATIONAL CORPORATION           PERSHING SQUARE CAPITAL MANAGEMENT, LLC
315 PARK AVENUE SOUTH                   110 EAST 42ND STREET
NEW YORK, NEW YORK 10010                NEW YORK, NEW YORK  10017
(212) 460-1900                          (212) 813-3700
--------------------------------------------------------------------------------
                 (Name, address and telephone number of person
               authorized to receive notices and communications)


                                 APRIL 13, 2004
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rules 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].


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

-----------------------------------------------------------------                -------------------------------------------------
CUSIP No. 726540503                                                     13D                                     Page 2
-----------------------------------------------------------------                -------------------------------------------------
----------------- ----------------------------------------------- ----------------------------------------------------------------
       1          NAME OF REPORTING PERSON:                       Leucadia National Corporation
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
----------------- ----------------------------------------------------------------------------------------------------------------
       2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                  (A) [X]
                                                                                                                     (B) [_]
----------------- ----------------------------------------------------------------------------------------------------------------
       3          SEC USE ONLY

----------------- -------------------------- -------------------------------------------------------------------------------------
       4          SOURCE OF FUNDS:           NA

----------------- ----------------------------------------------------------------------------------------------------------------
       5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                [_]
----------------- -------------------------------------------------------------- -------------------------------------------------
       6          CITIZENSHIP OR PLACE OF ORGANIZATION:                          New York

--------------------------- ------ --------------------------------------------- -------------------------------------------------
        NUMBER OF             7    SOLE VOTING POWER:                            0
          SHARES
                            ------ --------------------------------------------- -------------------------------------------------
       BENEFICIALLY           8    SHARED VOTING POWER:                          0
         OWNED BY
                            ------ --------------------------------------------- -------------------------------------------------
           EACH               9    SOLE DISPOSITIVE POWER:                       0
        REPORTING
                            ------ --------------------------------------------- -------------------------------------------------
       PERSON WITH           10    SHARED DISPOSITIVE POWER:                     0

----------------- ----------------------------------------------------------------------------------------------------------------
       11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:   0

----------------- ----------------------------------------------------------------------------------------------------------------
       12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                               [_]

----------------- ----------------------------------------------------------------------------------------------------------------
       13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):   0%

----------------- ----------------------------------------------- ----------------------------------------------------------------
       14         TYPE OF REPORTING PERSON:                       CO

----------------- ----------------------------------------------- ----------------------------------------------------------------




                                       2

-----------------------------------------------------------------                -------------------------------------------------
CUSIP No. 726540503                                                     13D                                     Page 3
-----------------------------------------------------------------                -------------------------------------------------

----------------- ----------------------------------------------- ----------------------------------------------------------------
       1          NAME OF REPORTING PERSON:                       Pershing Square, L.P.
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):   38-3694138
----------------- ----------------------------------------------------------------------------------------------------------------
       2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                   (A) [X]
                                                                                                                      (B) [_]
----------------- ----------------------------------------------------------------------------------------------------------------
       3          SEC USE ONLY

----------------- -------------------------- -------------------------------------------------------------------------------------
       4          SOURCE OF FUNDS:           NA

----------------- ----------------------------------------------------------------------------------------------------------------
       5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                 [_]
----------------- -------------------------------------------------------------- -------------------------------------------------
       6          CITIZENSHIP OR PLACE OF ORGANIZATION:                          Delaware

--------------------------- ------ --------------------------------------------- -------------------------------------------------
        NUMBER OF             7    SOLE VOTING POWER:                            0
          SHARES
                            ------ --------------------------------------------- -------------------------------------------------
       BENEFICIALLY           8    SHARED VOTING POWER:                          1,258,500
         OWNED BY
                            ------ --------------------------------------------- -------------------------------------------------
           EACH               9    SOLE DISPOSITIVE POWER:                       0
        REPORTING
                            ------ --------------------------------------------- -------------------------------------------------
       PERSON WITH           10    SHARED DISPOSITIVE POWER:                     1,258,500

----------------- ----------------------------------------------------------------------------------------------------------------
       11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:   1,258,500

----------------- ----------------------------------------------------------------------------------------------------------------
       12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                [_]

----------------- ----------------------------------------------------------------------------------------------------------------
       13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):   5.33%

----------------- ----------------------------------------------- ----------------------------------------------------------------
       14         TYPE OF REPORTING PERSON:                       PN

----------------- ----------------------------------------------- ----------------------------------------------------------------






                                       3

-----------------------------------------------------------------                -------------------------------------------------
CUSIP No. 726540503                                                     13D                                     Page 4
-----------------------------------------------------------------                -------------------------------------------------

----------------- ----------------------------------------------- ----------------------------------------------------------------
       1          NAME OF REPORTING PERSON:                                  Pershing Square GP, LLC
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):   38-3694141
----------------- ----------------------------------------------------------------------------------------------------------------
       2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                (A) [X]
                                                                                                                   (B) [_]
----------------- ----------------------------------------------------------------------------------------------------------------
       3          SEC USE ONLY

----------------- -------------------------- -------------------------------------------------------------------------------------
       4          SOURCE OF FUNDS:           N/A

----------------- ----------------------------------------------------------------------------------------------------------------
       5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):              [_]
----------------- -------------------------------------------------------------- -------------------------------------------------
       6          CITIZENSHIP OR PLACE OF ORGANIZATION:                          Delaware

--------------------------- ------ --------------------------------------------- -------------------------------------------------
        NUMBER OF             7    SOLE VOTING POWER:                            0
          SHARES
                            ------ --------------------------------------------- -------------------------------------------------
       BENEFICIALLY           8    SHARED VOTING POWER:                          1,258,500
         OWNED BY
                            ------ --------------------------------------------- -------------------------------------------------
           EACH               9    SOLE DISPOSITIVE POWER:                       0
        REPORTING
                            ------ --------------------------------------------- -------------------------------------------------
       PERSON WITH           10    SHARED DISPOSITIVE POWER:                     1,258,500

----------------- ----------------------------------------------------------------------------------------------------------------
       11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:   1,258,500
----------------- ----------------------------------------------------------------------------------------------------------------
       12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                               [_]

----------------- ----------------------------------------------------------------------------------------------------------------
       13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):   5.33%

----------------- ----------------------------------------------- ----------------------------------------------------------------
       14         TYPE OF REPORTING PERSON:                       OO

----------------- ----------------------------------------------- ----------------------------------------------------------------




                                       4

-----------------------------------------------------------------                -------------------------------------------------
CUSIP No. 726540503                                                     13D                                     Page 5
-----------------------------------------------------------------                -------------------------------------------------

----------------- ----------------------------------------------- ----------------------------------------------------------------
       1          NAME OF REPORTING PERSON:                                  William Ackman
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
----------------- ----------------------------------------------------------------------------------------------------------------
       2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                   (A) [X]
                                                                                                                      (B) [_]
----------------- ----------------------------------------------------------------------------------------------------------------
       3          SEC USE ONLY

----------------- -------------------------- -------------------------------------------------------------------------------------
       4          SOURCE OF FUNDS:           N/A

----------------- ----------------------------------------------------------------------------------------------------------------
       5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                [_]
----------------- -------------------------------------------------------------- -------------------------------------------------
       6          CITIZENSHIP OR PLACE OF ORGANIZATION:                          United States

--------------------------- ------ --------------------------------------------- -------------------------------------------------
        NUMBER OF             7    SOLE VOTING POWER:                            0
          SHARES
                            ------ --------------------------------------------- -------------------------------------------------
       BENEFICIALLY           8    SHARED VOTING POWER:                          1,258,500
         OWNED BY
                            ------ --------------------------------------------- -------------------------------------------------
           EACH               9    SOLE DISPOSITIVE POWER:                       0
        REPORTING
                            ------ --------------------------------------------- -------------------------------------------------
       PERSON WITH           10    SHARED DISPOSITIVE POWER:                     1,258,500

----------------- ----------------------------------------------------------------------------------------------------------------
       11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:   1,258,500

----------------- ----------------------------------------------------------------------------------------------------------------
       12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                [_]

----------------- ----------------------------------------------------------------------------------------------------------------
       13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):   5.33%

----------------- ----------------------------------------------- ----------------------------------------------------------------
       14         TYPE OF REPORTING PERSON:                       IN

----------------- ----------------------------------------------- ----------------------------------------------------------------


           This Amendment No. 3, amends the Schedule 13D filed on February 23, 2004, and is filed by Leucadia National Corporation ("Leucadia"), Pershing Square, L.P., Pershing Square GP, LLC and William Ackman (collectively, the "Reporting Persons") with respect to the common stock, par value $0.10 per share ("Common Stock"), of Plains Resources Inc. (the "Company").

Item 4.    Purpose of Transaction.

           Item 4 is hereby supplemented as follows:

           On April 13, 2004, Leucadia sent a letter to the special committee of the Company's Board of Directors. A copy of the April 13, 2004 letter is attached hereto as Exhibit 2 and incorporated herein by reference.


Item 7.    Materials to be Filed as Exhibits.

1.    Agreement among the Reporting Persons with respect to the filing of this
      Schedule 13D.

2. Letter from Leucadia National Corporation to the Special Committee of the Board of Directors of Plains Resources Inc., dated April 13, 2004.

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               LEUCADIA NATIONAL CORPORATION

                               By: /s/ Joseph A. Orlando
                                   ----------------------------------------
                                   Name: Joseph A. Orlando
                                   Title: Vice President and
                                          Chief Financial Officer


                               PERSHING SQUARE, L.P.

                               By: PERSHING SQUARE GP, LLC

                               By: /s/ William Ackman
                                   ----------------------------------------
                                   Name: William Ackman
                                   Title: Managing Member



                               PERSHING SQUARE GP, LLC

                               By: /s/ William Ackman
                                   ----------------------------------------
                                   Name: William Ackman
                                   Title: Managing Member


                               By: /s/ William Ackman
                                   ----------------------------------------
                                   Name: William Ackman



Date: April 13, 2004

                                  EXHIBIT INDEX

Exhibit No.


Exhibit 1  -          Agreement among the Reporting Persons with respect to the
                      filing of this Schedule 13D

Exhibit 2  -          Letter from Leucadia National Corporation to the Special
                      Committee of the Board of Directors of Plains Resources
                      Inc., dated April 13, 2004.